Exhibit 10.54

STATE AUTO FINANCIAL CORPORATION

FIRST AMENDMENT

TO

OUTSIDE DIRECTORS RESTRICTED SHARE UNIT PLAN

The Board of Directors of State Auto Financial Corporation, an Ohio corporation (the “Company”), desires to amend the Outside Directors Restricted Share Unit Plan (the “Plan”) as set forth in this amendment. Accordingly, the Plan is hereby amended as set forth below:

§1.	ARTICLE I. DEFINITIONS AND GENERAL PROVISIONS

Section 1.1 of the Plan is hereby amended by adding the following defined terms:

(p) Corresponding Valuation Date. The second business day preceding a Payment Processing Date.

(q) Form of Payment Options. The form of payment of distributions of Restricted Share Units, which shall be either in cash or Common Shares.

(q) Payment Processing Date. March 31, June 30, September 30, or December 31 of each Plan Year.

§2.	ARTICLE III. RESTRICTED SHARE UNITS

Section 3.1 of the Plan is hereby amended by deleting the existing language in its entirety and replacing such language with the following:

3.1 Annual Awards of Restricted Share Units. Promptly following each annual meeting of the shareholders of the Company on and after the Effective Date, each Outside Director shall be automatically granted an Award of 1,400 restricted share units (“Restricted Share Units”), or such lesser or greater number as determined by the Administrative Committee in accordance with Section 6.2. Except for the elections which may be made by each Participant as provided in the Plan, the terms of each annual Award of Restricted Share Units shall be the same with respect to each Participant. The Company will credit the number of Restricted Share Units awarded for each Plan Year to the Participant’s Account. If an Organic Change occurs, then the number of Restricted Share Units to be awarded to Participants as annual Awards shall be adjusted consistent with such Organic Change.

The definition of “Organic Change” in Section 3.2 of the Plan is hereby amended by deleting the existing definition in its entirety and replacing such definition with the following:

An “Organic Change” means the following: (a) a recapitalization, reorganization, reclassification, consolidation, or merger of the Company, or any sale of all or substantially all of the Company’s assets to another person or entity, or any other transaction which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) other stock, securities, or assets with respect to or in exchange for Common Shares; or (b) a change in the Company’s outstanding Common Shares by reason of stock splits, stock dividends, or any other increase or reduction of the number of outstanding Common Shares without receiving consideration in the form of money, services, or property deemed appropriate by the Board.

§3.	ARTICLE V. DISTRIBUTION OF BENEFITS

Article V of the Plan is hereby amended by deleting the provisions of such Article in their entirety and replacing such provisions with the following:

5.1. Elections of Distribution and Form of Payment Options. For each Award, each Participant shall elect a Distribution Option and a Form of Payment Option applicable to that Award. The Distribution Option and the Form of Payment Option elected by the Participant shall be set forth in the Agreement.

5.2 Changes to Distribution or Form of Payment Options. After initial election, each Participant may thereafter change his Distribution Option or Form of Payment Option election with respect to a particular Award. However, a Participant may not change a Distribution Option to one that would complete the distribution of the Participant’s Account more quickly than the election in effect at the date of the new election. Furthermore, any change with respect to a Distribution Option or Form of Payment Option must be made at least twelve (12) months prior to the date that payment would have otherwise begun under such Award If a Distribution Option or Form of Payment Option election is changed, and distribution is triggered before twelve (12) months have elapsed from the change of such election, the distribution will be made in accordance with the Distribution Option or Form of Payment Option election, as the case may be, in effect prior to the change.

5.3 Payment of Benefits. A Participant shall receive payment of amounts credited to his Account upon his termination from membership on the Board. In addition, a Participant may receive payment of amounts credited to his Account upon the occurrence of an “unforeseeable emergency,” as further described in Section 5.3.

(a) Payment Upon Termination Other than Death or Disability. Except in the case of termination from membership on the Board due to death or Disability, a Participant will receive payment of the amounts credited to his Account in the Form of Payment Option elected by the Participant as follows:

(i) If the immediate single lump sum Distribution Option is elected by the Participant, then payment shall be made on the first Payment Processing Date to occur at least six (6) months after the date of such Participant’s termination from membership on the Board.

(ii) If the annual installment Distribution Option is elected by the Participant, then payments shall commence on the first Payment Processing Date to occur after the date of such Participant’s termination from membership on the Board, with subsequent annual installment payments to occur on the same Payment Processing Date each year thereafter until the Participant’s Account has been distributed in full. The amount of the annual installment payments shall be equal to the amount necessary to fully distribute the Participant’s Account as an annual benefit over the Distribution Option period elected, consistent with the following methodology: the amount payable on the applicable Payment Processing Date shall equal the value of the Participant’s Account as of the Corresponding Valuation Date, multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of annual installments remaining in the Distribution Option period elected by the Participant. For example, assuming a ten (10) year Distribution Option period applies, the amount paid on each of the applicable Payment Processing Dates would represent the value of the Participant’s Account as of the Corresponding Valuation Date times the following factors: Year 1 – 10% (1/10), Year 2 – 11.11% (1/9), Year 3 – 12.5% (1/8), Year 4 – 14.29% (1/7), Year 5 – 16.66% (1/6), Year 6 – 20% (1/5), Year 7 – 25% (1/4), Year 8 – 33.33% (1/3), Year 9 – 50% (1/2), Year 10 – 100% (1/1).

(b) Payment upon Death. In the event of the death of a Participant prior to the commencement of the distribution of payments under the Plan, such benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant in accordance with the Distribution Option in effect for such Participant as of such Participant’s date of death, payable on, or beginning with, the first Payment Processing Date to occur after the date of the Participant’s death. In the event of the death of the Participant while receiving payments of benefits under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in accordance with the Distribution Option in effect for such Participant as of such Participant’s date of death, payable on, or beginning with, the first Payment Processing Date to occur after the date of the Participant’s death.

(c) Payment upon Disability. If the Administrative Committee makes a determination that a Participant has suffered a Disability, either before or after such Participant has terminated his membership on the Board, then such Participant shall receive payment of the full amount in his Account in an immediate single lump sum, regardless of the Distribution Option elected by such Participant, payable on the first Payment Processing Date to occur after the date the Administrative Committee makes its determination that such Participant has suffered a Disability.

5.4 Withdrawals for Unforeseeable Emergency. Upon the occurrence of an unforeseeable emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of such Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The amount determined to be properly distributable under this section and applicable regulations under Code Section 409A shall be payable in a single lump sum only. For the purposes of this section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. It shall be the responsibility of the Participant seeking to make a withdrawal under this section to demonstrate to the Administrative Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder.

5.5 Value of Payments. The amount of the payment to be made to a Participant on any Payment Processing Date shall be equal to the following:

(a) Restricted Share Units Payable in Cash. If a Participant has elected the cash Form of Payment Option, the amount of cash payable to the Participant shall be equal to the Value of a Common Share as of the Corresponding Valuation Date multiplied by the number of Restricted Share Units to which payment is due on that Payment Processing Date.

(b) Restricted Share Units Payable in Common Shares. If a Participant has elected the Common Share Form of Payment Option, the number of Common Shares to be issued to the Participant shall be equal to the number of Restricted Share Units to which payment is due on that Payment Processing Date.

5.6 Notice of Intention to Retire. To the extent practicable, a Participant shall provide the Company with advance notice of his intention to retire and receive benefits hereunder in accordance with uniform procedures established by the Administrative Committee.

5.7 Annual Installment Payments Treated Separately. For purposes of benefit payment elections, each annual installment payment shall be treated as a separate payment.

§4.	ARTICLE VI. PLAN ADMINISTRATION

Section 6.2 of the Plan is hereby amended by deleting the existing language in its entirety and replacing such language with the following:

6.2 Administrative Committee. The Administrative Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Plan to the Board. All decisions made by the Administrative Committee shall be final.

Without limiting the powers set forth herein, the Administrative Committee shall have the power (a) to change or waive any requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan; (b) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (c) to employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (d) to authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Administrative Committee. The Administrative Committee shall also have the power to decrease or increase the number of Restricted Share Units to be awarded to Plan Participants as annual Awards described in Section 3.1 without further shareholder approval if, within the Administrative Committee’s discretion, such a decrease or increase is warranted to maintain director compensation at an appropriate level; provided that no annual Award described in Section 3.1 shall be less than 500 Restricted Share Units or greater than 5,000 Restricted Share Units. If an Organic Change occurs, then the minimum and maximum number of Restricted Share Units to be awarded to Participants as annual Awards shall be adjusted consistent with such Organic Change.

The members of the Administrative Committee and the Company and its officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.

§5.	ARTICLE VII. AMENDMENT AND TERMINATION

Section 7.2 of the Plan is hereby amended by adding the following sentence to the end of this section:

Unless previously terminated by the Board, the Plan shall terminate on May 31, 2015.

§6.	EFFECTIVE DATE; CONSTRUCTION

The effective date of this amendment is May 11, 2005, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.